                                                                      Exhibit 12


                         LIBERTY GROUP OPERATING, INC.

                       Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)



                                                                                 Fiscal Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                   1999          2000          2001          2002          2003
                                                                 --------      --------      --------      --------      --------
Income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of change
  in accounting principle ..................................     $  5,293      $ (6,662)     $(10,144)     $  6,218      $  7,707
1/3 rent expense (1) .......................................          153           192           251           272           262
Interest expense - debt ....................................       24,107        30,895        29,935        23,816        21,915
Interest expense - amortization of deferred financing
  costs ....................................................        1,109         1,237         1,723         1,631         1,210
                                                                 --------      --------      --------      --------      --------
  Earnings .................................................     $ 30,662      $ 25,662      $ 21,765      $ 31,937      $ 31,094
                                                                 ========      ========      ========      ========      ========

1/3 rent expense (1) .......................................     $    153      $    192      $    251      $    272      $    262
Interest expense - debt ....................................       24,107        30,895        29,935        23,816        21,915
Interest expense - amortization of deferred financing
  costs ....................................................        1,109         1,237         1,723         1,631         1,210
                                                                 --------      --------      --------      --------      --------
  Fixed charges ............................................     $ 25,369      $ 32,324      $ 31,909      $ 25,719      $ 23,387
                                                                 ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                                   1.21          0.79          0.68          1.24          1.33
Deficiency (2)                                                         --      $  6,662      $ 10,144            --            --


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(1) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(2) Deficiency is calculated as fixed charges less earnings, which indicates the amount of additional earnings the Company would need to have a ratio of earnings to fixed charges of 1.0.